SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

HARLEY-DAVIDSON, INC.

(Name of Registrant as Specified In Its Charter)

Impala Asset Management LLC

Impala Master Fund Ltd.

Robert J. Bishop

Brent Dewar

Leo Hindery Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Impala Asset Management Files Preliminary Proxy Materials to Solicit Votes for the Election of Leo Hindery, Jr. and Brent Dewar to the Harley-Davidson Board of Directors

Believes Nominees Will Provide Needed Fresh Perspectives for Company’s Strategic Direction and Critical Input on Hiring of New CEO

NEW YORK, March 18, 2020 – Impala Asset Management LLC (together with its affiliates, “Impala”), a shareholder in Harley-Davidson Inc. (“Harley” or the “Company”) (NYSE: HOG) since 2008, today announced that it has filed preliminary proxy materials in connection with its nomination of two director candidates for election to the Harley Board of Directors (the “Board”) at the Company’s 2020 Annual Meeting of Shareholders. Impala is one of Harley’s largest shareholders.

Robert Bishop, Impala’s Founder and Chief Investment Officer, made the following statement:

“Impala believes that with the right leadership, Harley-Davidson can return to its former position of strength. This is why we have nominated Leo Hindery, Jr. and Brent Dewar to the Board – both are exceptional leaders who can provide valuable perspectives on Harley’s strategic direction, as well as critical input on the hiring of a new CEO.

We have had significant concerns about the strategic direction and actions taken by the Board under former Chairman Michael Cave’s stewardship for some time – and we have voiced these concerns privately to Harley. Notably, it took our urging to convince the Board to terminate the prior CEO, Matthew Levatich, despite years of poor performance. In 2019, Mr. Levatich’s reported compensation increased to a new annual record of more than $11 million, even as adjusted motorcycle operating income declined by more than 20% and the stock underperformed Harley’s peers.

The Board has still not shown that it is focused on positive change. To the contrary, one of the first decisions the incumbent directors made after firing Mr. Levatich was to reward their longstanding colleague, Jochen Zeitz, the new Acting President and CEO, with a pay package that could provide up to $8.5 million in salary, bonuses and restricted units for a short assignment. This is yet another instance of this Board being tone deaf to the plight of shareholders and further demonstrates the need for new perspectives on the Board.

At the appropriate time, we at Impala will present our detailed case to investors in full. Given the ongoing national emergency posed by COVID-19, and out of respect for all stakeholders of Harley during this time of duress, we believe that now is not the appropriate time to hold this discussion. We will be in touch with our fellow shareholders in due course, as necessitated by the Company’s Annual Meeting timeline.”

Nominee Biographies:

•	Leo Hindery. Mr. Hindery was the President and CEO of Tele-Communications, Inc., then the world’s largest cable television system operator. He later became the President and CEO of AT&T Broadband. Mr. Hindery is an avid Harley-Davidson rider and was a professional race car driver. His racing resume includes a Class win at the 24 Hours of Le Mans in 2005 and a Class second-place finish in 2003. Mr. Hindery is currently the Chairman and CEO of Trine Acquisition Corp., a NYSE-listed SPAC that went public on March 15, 2019.

•	Brent Dewar. Most recently, Mr. Dewar served as the President of NASCAR after four years as its Chief Operating Officer. Previously, Mr. Dewar was a senior executive at General Motors, serving as the General Manager for the largest volume brand, Chevrolet, across the globe. He also held the positions of Executive Vice President of General Motors Europe and Chief Marketing Officer of General Motors. His assignments at General Motors included leading businesses in Brazil, Asia, Europe and North America.

Investor Contact:

Matt Oleszczuk

Impala Asset Management LLC

203-972-4173

MOleszczuk@impalafunds.com

Media Contact:

Dan Zacchei / Joe Germani

Sloane & Company

dzacchei@sloanepr.com / jgermani@sloanepr.com

About Impala Asset Management

Impala Asset Management is an investment management firm that invests in global cyclical equities. The firm was founded by industry veteran Bob Bishop in 2004. Impala’s investment process combines deep, bottom-up research with extensive sector expertise complemented by a macro perspective. The firm manages a fairly concentrated portfolio that seeks to take advantage of the natural volatility in companies within basic industries such as autos, capital goods, basic materials and energy. Impala’s strategy gives investors cyclical stock exposure with the benefit of historical context from senior investment professionals who have experienced many market cycles. Impala has 28 employees, including 12 investment professionals, with offices in Connecticut, New York and Florida.

Important Information about Participants in a Proxy Solicitation

Impala Asset Management LLC (“Impala Asset Management”), Impala Master Fund Ltd. (“Impala Master Fund”), Robert J. Bishop (“Mr. Bishop”), Brent Dewar (“Mr. Dewar”) and Leo Hindery, Jr. (“Mr. Hindery,” and collectively, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of Harley-Davidson, Inc. (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the preliminary proxy statement filed with the SEC under cover of Schedule 14A by Impala Asset Management on March 17, 2020. This document is available free of charge from the source indicated above.